SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Act of 1934

Date of Report (Date of earliest event reported): May 21, 2012

First Choice Healthcare Solutions, Inc.
 (Exact Name of Issuer as specified in its charter)

Delaware	000-53012	90-0687379
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

709 S. Harbor City Blvd., Suite 250, Melbourne, FL 32901
 (Address of principal executive offices including zip code)

(321) 725-0090
 (Registrant's telephone number, including area code)

Medical Billing Assistance, Inc.
(Former Name or Former Address, if Changed Since Last Report)

 Copies to:
Andrea Cataneo, Esq.
Andrew Smith, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 21, 2012, First Choice Healthcare Solutions, Inc. (“FCHS”) announced that one of its subsidiaries, First Choice Medical Group of Brevard, LLC (“FCMG”), completed a financing with GE Healthcare Financial Services (“GE Capital”) for approximately $2.4 million.

The financing consists of a master lease for equipment having a total value of approximately $1,990,000 and a $450,000 construction loan. FCMG, recently purchased by FCHS on April 2 2012, is a multi-specialty medical practice that specializes in neurology, orthopedics and pain medicine services. The financing provided by GE Capital allows FCMG to complete a critical component of the practice's mission of delivering exceptional patient care one patient at a time by installing radiology diagnostic equipment within FCMG’s Melbourne, Florida location.  The obligations of the leases/loan were guaranteed by both the Company and Christian C. Romandetti, the Company’s Chief Executive Officer.

Copies of the Promissory Note for the Loan, the Master Equipment Lease and schedules for each of the Leases, the Guaranty provided by the Company and the Guaranty provided by Mr. Romandetti are filed herewith as exhibits.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description

10.14	Promissory Note, dated as of May 18, 2012, made by First Choice Medical Group of Brevard, LLC to the order of General Electric Capital Corporation, in the amount of $450,000.+

10.15	Master Lease Agreement, dated as of May 10, 2012, between First Choice Medical Group of Brevard, LLC and General Electric Capital Corporation, with schedules.+

10.16	Guaranty, dated May 10, 2012, by Christian Romandetti to General Electric Capital Corporation.+

10.17	Guaranty, dated May 10, 2012, by First Choice Healthcare Solutions, Inc. to General Electric Capital Corporation.+

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

First Choice Healthcare Solutions, Inc.

Dated: May 25, 2012	By:	/s/ Christian Romandetti
Christian Romandetti
Chief Executive Officer

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